UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                     Washington, DC   20549

                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


 Date of Report (Date of earliest event reported) July 27, 1998


                          CILCORP Inc.
     (Exact name of registrant as specified in its charter)

   Illinois                     1-8946              37-1169387
(State or other              (Commission          (IRS Employer
jurisdiction of                File Number)    Identification No.)
incorporation)

      300 Hamilton Blvd., Suite 300, Peoria, Illinois 61602
            (Address of principal executive offices)

Registrant's telephone number, including area code (309) 675-8810


Item 5.  Other Events

Sale of  Stock of QST Communications Inc.

Attached is a copy of a press release issued by CILCORP Inc. on July 27, 1998, regarding the sale of the common stock of QST
Communications Inc. to McLeodUSA Telecommunications Services,
Inc.


                           SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                                  CILCORP Inc.
                                                  (Registrant)


Date July 27, 1998                               R. O. Viets
                                                 R. O. Viets
                                    President and Chief Executive Officer



Date July 27, 1998                             T. D. Hutchinson
                                               T. D. Hutchinson
                                                  Controller


  CILCORP Inc. Announces Sale of Telecommunications Subsidiary


For Immediate Release


     PEORIA, IL. July 27, 1998 CILCORP Inc. (NYSE & CHX: CER) today announced it has reached a definitive agreement to sell the common stock of its fiber optic-based telecommunications subsidiary, QST Communications Inc., to McLeodUSA Telecommunications Services, Inc., a wholly-owned subsidiary of McLeodUSA Incorporated (NASDAQ/NMS: MCLD) for $20 million in cash and stock options valued at $5.5 million.

     Upon closing of the transaction, which is subject to approval of a Hart-Scott-Rodino filing, CILCORP Inc. expects to recognize a third-quarter 1998 after-tax gain of approximately $7.8 million, or $.57 per share, depending on QST Communications' book value at the end of July.

     The stock options allow QST Enterprises Inc., a subsidiary of CILCORP Inc. and parent company of QST Communications Inc., to purchase Class A common shares of McLeodUSA Incorporated at a predetermined price over a four-year vesting period. The options have a ten-year life. In addition, a put feature gives QST Enterprises, once vested, the right to take a set amount of cash per share in lieu of stock from McLeodUSA. The put feature of the transaction expires after five years.

     QST Communications Inc., which began operations in 1996, provides high bandwidth fiber optic-based communications over a 112-mile SONET network in the Peoria area. A 65-mile extension of that network connecting Peoria with Springfield, Illinois, is expected to be operational next month.

     CILCORP Inc., headquartered in Peoria, is a holding company for gas and electric energy service companies.


FOR ADDITIONAL INFORMATION, CONTACT;
Gary A. Ebeling
Director-Investor Relations
(309) 675-8810